Exhibit 99.2

                 BLACK HILLS CORPORATION REPORTS 2002 EARNINGS

RAPID CITY, SD-February 6, 2003-Black Hills Corporation (NYSE: BKH) today announced earnings per share of $2.26 in 2002, compared to $3.42 in 2001. For the quarter ended December 31, 2002, the Company earned $0.59 per share, compared to $0.18 per share for the same period in 2001.

     As previously reported, results in 2001 were impacted positively by approximately $1.40 per share due to high prevailing wholesale prices of natural gas and power during the first half of the year. The fourth quarter 2001 results included special charges totaling $0.28 per share, related to a financial exposure to Enron Corporation, an employee stock bonus and the funding of a new foundation.

YEAR IN REVIEW

     Daniel P. Landguth, Chairman and CEO of Black Hills, said, "We are very pleased with overall results of 2002, especially considering the economic condition of the energy sector. Earnings met our expectations and cash flows were strong. We also expanded our asset base in 2002."

     Landguth continued, "Last year, we established several operational performance records. During 2002, we added 365 MW of capacity to our corporate generation fleet. We now have 950 MW of non-regulated wholesale capacity and 490 MW of utility capacity, including 55 MW of purchased power. Coal production increased 15 percent to a record 4.1 million tons. Natural gas and oil production attained the fifth consecutive record year with 7.4 BCFE of production. Gas and oil reserves increased to a record 57.8 BCFE, primarily due to our continued growth efforts and the effect of higher prices at year-end 2002. Energy marketing operations also performed well last year, with record volumes marketed of both gas and oil. Our electric utility produced a record amount of off-system wholesale power. Our broadband communications operation added approximately 7,000 new subscribers, and was approaching 25,000 business and residential customers at the end of the year."

     Landguth stated, "Our assets grew more than $300 million last year. This achievement was attained with several key investments. We completed two independent power projects in 2002, the 50 MW combined cycle expansion at Arapahoe in Colorado and a 224 MW combined cycle expansion at our Las Vegas cogeneration facility, which went into service in early January 2003. We also acquired the remaining ownership interests at our Harbor, California power plant, giving us sole ownership. In December, we secured a five-year, seasonal 100 MW tolling arrangement for Harbor. Over 90 percent of our non-regulated power plants are under long-term contracts, many of which have received regulatory approval or review. Our energy marketing operations expanded with the acquisition of a 190-mile pipeline, which transports crude oil under long-term contracts, and the acquisition of all remaining partnership interests in the 200-mile Millennium pipeline, which we now operate. With an eye on the future, our coal mine invested in equipment to open a second pit and commenced construction on a conveyor system to link the new pit to our existing centralized facilities. At our electric utility, we added a 40 MW turbine and are proceeding with construction of an AC-DC transmission tie that will link the Eastern and Western power grids when completed in the latter part of 2003. That tie will give us additional load support for our utility customers and will increase our ability to buy or sell electric power. Our broadband communications company also completed its initial infrastructure build-out, which covers Rapid City and the northern Black Hills region."

                                 - Page 1 of 6 -

LIQUIDITY UPDATE

     The Company recently completed financing arrangements for $32 million in connection with certain gas turbine power plant assets. The seven-year credit facilities are secured by a 40 MW turbine under long-term contract and a spare engine with a "backstop" guarantee by the Company. At December 31, 2002, the Company had approximately $64 million of credit availability under its revolving credit facilities. The Company also had approximately $80 million of cash at December 31, 2002, of which approximately $50 million was restricted by subsidiary debt agreements.

OUTLOOK FOR 2003

     "2003 is off to a great start. The 90 MW coal-fired Wygen power plant in Wyoming is currently in testing and set to become operational very soon," Landguth continued. "80 MW of its capacity and associated energy is under a 10-year contract. It will use approximately 500,000 tons of our coal annually. We also anticipate completing the acquisition of Mallon Resources, a natural gas and oil company. This transaction is expected to double our reserves upon closing, which is targeted for the first quarter of 2003. Production volumes are expected to increase approximately 60 percent immediately after the acquisition, with additional increases as development of the property proceeds."

     Landguth concluded, "Despite its challenges, 2002 was also a year of affirmation for Black Hills Corporation. We advanced our long-term agenda, increased production and performance, and expanded our asset base. We expect our approach to energy will provide additional opportunities in Western markets."

     Black Hills Corporation expects to continue advancing its ongoing business strategy. Long-term growth is expected through the expansion of integrated, balanced and diverse competitive energy operations supplemented by the strength and stability of our electric utility and improving results from our communication business. The Company also recognizes that sustained growth requires continued capital deployment, particularly in our integrated energy operations. We strongly believe that we are strategically positioned to take advantage of opportunities to acquire and develop energy assets consistent with our prudent investment criteria and consistent with a prudent capitalization structure.


                                 - Page 2 of 6 -

CONSOLIDATED FINANCIAL RESULTS

                                               BLACK HILLS CORPORATION
                                       (In thousands, except per share amounts)
      -----------------------------------------------------------------------------------------------------------
                                             Three months ended December 31,         Year ended December 31,
                                                  2002            2001                2002            2001
                                             --------------- ----------------    --------------- ----------------
      Revenues:
           Integrated Energy (a)                $   60,224     $    50,036         $   229,056      $  229,325
           Electric Utility                         41,400          37,439             162,186         212,355
           Communications                            8,522           6,596              32,677          20,258
                                             --------------- ----------------    --------------- ----------------
                                                $  110,146     $    94,071         $   423,919      $  461,938
                                             =============== ================    =============== ================

      Net income (loss) available
      for common stock:
        Continuing operations -
          Integrated Energy                     $   11,962     $     4,937         $    42,338      $   55,212
          Electric Utility                           7,297           3,178              30,203          45,055
          Communications                            (1,532)         (2,957)             (7,261)        (12,300)
          Corporate                                 (1,597)           (543)             (2,087)           (383)
                                             --------------- ----------------    --------------- ----------------
                                                    16,130           4,615              63,193          87,584
          Change in accounting principle (b)             -               -                 896               -
          Discontinued operations (c)                    -             151              (2,637)            493
                                             --------------- ----------------    --------------- ----------------
                                                    16,130           4,766              61,452          88,077
          Less: preferred stock dividends              (56)            (54)               (223)           (527)
                                             --------------- ----------------    --------------- ----------------
                                                $   16,074     $     4,712          $   61,229       $  87,550
                                             =============== ================    =============== ================

      Earnings per share:
          Basic -
              From continuing operations       $      0.60     $      0.17         $      2.35     $      3.43
              Total                            $      0.60     $      0.18         $      2.28     $      3.45
          Diluted -
              From continuing operations       $      0.59     $      0.17         $      2.33     $      3.40
              Total                            $      0.59     $      0.18         $      2.26     $      3.42
      -----------------------------------------------------------------------------------------------------------
      -----------------------------------------------------------------------------------------------------------

     (a) All periods reflect a net presentation of all gains and losses, including physical settlements, on energy trading contracts in our energy marketing segment.
     (b) Reflects the write-off of negative goodwill upon adoption of SFAS No. 142.
     (c) Reflects the results of operations at the Company's discontinued coal marketing operations.


BUSINESS GROUP PERFORMANCE SUMMARY

Integrated Energy

     Quarterly results. Earnings from the Integrated Energy business group for the three-month period ended December 31, 2002 were $12.0 million, compared to $4.9 million in 2001. Earnings for the quarter increased due to strong earnings in our power generation and energy marketing segments. In addition, a $4.4 million after-tax charge for Enron exposure was reflected in the 2001 earnings, partially offset by a $1.7 million after-tax gain included in 2001 that resulted from the sale of coal mining equipment. Earnings from the power generation segment were $3.4 million in 2002, compared to $(2.3) million in 2001. The increase was primarily attributable to earnings from additional generating capacity that came online during 2002 and the effects of the charge for Enron related exposure included in 2001. Earnings from the energy marketing segment increased 56 percent to $5.7 million due to higher margins received from gas marketing and higher earnings related to oil pipelines acquired during 2002, partially offset by lower gas volumes marketed. Earnings from oil and gas operations increased slightly over 2001 to $1.6 million as higher average prices received were partially offset by a decrease in volumes sold. Coal mining earnings decreased 47 percent to $1.6 million in 2002 due to the effect of a gain on the sale of coal mining equipment included in 2001 earnings.


                                 - Page 3 of 6 -

     Annual results. Earnings from the Integrated Energy group for the twelve-month period ended December 31, 2002 were $42.3 million, compared to $55.2 million in 2001. Earnings for the year decreased primarily due to higher commodity prices and margins in the first half of 2001. The power generation segment increased earnings to $18.0 million in 2002 from $1.6 million in 2001, primarily due to results from increased capacity that went into service during 2002 and the second half of 2001. Earnings for 2002 also reflected a $1.9 million after-tax benefit relating to the collection of receivables reserved for in prior periods. In addition, 2001 was impacted by a $4.4 million after-tax charge for exposure to Enron Corporation. Earnings from energy marketing decreased 63 percent to $12.7 million, due primarily to a substantial decline in commodity prices and margins received as a result of the unusual energy markets in the West during the first half of 2001. Coal mining earnings in 2002 decreased 26 percent to $8.6 million due to earnings benefits in 2001 from a $1.7 million after-tax gain on the sale of coal mining equipment, and a settlement with PacifiCorp in 2001 which resulted in an after-tax gain of $3.4 million. As a result of significantly lower average oil and natural gas prices during 2002, oil and gas earnings decreased 53 percent to $4.8 million in 2002.

         The following tables contain certain Integrated Energy operating statistics:

          --------------------------------------------------------------------------------------------------
                                                  Three months ended                    Year ended
                                                     December 31,                      December 31,
                                                     2002            2001              2002           2001
                                               --------------  --------------   --------------  ------------
          Fuel production:
          Tons of coal sold                     1,096,900          1,053,000      4,052,400       3,518,000
          Mcf equivalent sales                  1,790,500          1,968,600      7,397,800       7,292,500

          Energy marketing
          average daily volumes:
          Natural gas-MMBtus                    1,233,594          1,343,991      1,088,229       1,047,736
          Crude oil-barrels                        67,556             35,256         57,193          36,544

          --------------------------------------------------------------------------------------------------

                                                       December 31,
                                             ------------------------------
          Oil and gas reserves:                      2002              2001
                                             --------------   -------------
          Bcf equivalent reserves (a)                 57.8             48.4

          IPP Nameplate Net Capacity:
          In service-MW                                950 (b)          625
          Under construction-MW (c)                     90              360


          (a) Reserves at December 31 reflect an oil price of $31.20 per barrel and a natural gas price of $4.60 per Mcf in 2002 and $19.84 per barrel and $2.57 per Mcf in 2001.
          (b) Includes the 224 MW expansion at the Las Vegas cogeneration power plant which went into service on January 3, 2003.
          (c)  Includes plant under a lease arrangement.


Electric Utility

     Quarterly results. Earnings from the Electric Utility business group for the three months ended December 31, 2002 were $7.3 million, compared to $3.2 million in 2001. The 2001 results include a $2.0 million after-tax non-cash charge related to the Utility's contribution of Company stock to the Black Hills Corporation Foundation. In addition, earnings increased primarily due to a 51 percent increase in off-system sales, partially offset by a 15 percent decline in firm industrial sales, related to the closing of the Homestake Gold Mine at the end of 2001. Off-system megawatthours sold increased 43 percent over 2001 while the average price per megawatthour increased 6 percent. Firm residential and commercial electricity sales increased 7 percent and 3 percent, respectively.

                                 - Page 4 of 6 -

     Annual results. Earnings were $30.2 million in 2002 compared to $45.1 million in 2001. The decrease was primarily due to a 63 percent decrease in off-system average sales prices received compared to 2001.

     The following table provides certain electric utility operating statistics:

          --------------------------------------------------------------------------------------------------
                                                  Three months ended                    Year ended
                                                     December 31,                      December 31,
                                             ------------------------------    -----------------------------
                                                     2002            2001              2002            2001
                                             --------------  --------------    --------------  --------------
          Firm (system) sales-MWh                  479,000        486,000         1,966,000       2,013,000
          Off-system sales-MWh                     291,000        203,000           979,700         964,000

          ---------------------------------------------------------------------------------------------------

Communications

     Quarterly results. The Communications business group reported a net loss of $(1.5) million for the three month period ending December 31, 2002, compared to $(3.0) million in 2001. The reduction of the loss is due to a 29 percent increase in revenues resulting from a larger customer base compared to 2001 and lower operating expenses, partially offset by increased cost of sales and interest costs. In addition, 2001 results reflect additional charges related to increases in reserves for inventory and carrier billings.

     Annual results. The communications business group reported a net loss of $(7.3) million in 2002. This represents a 41 percent improvement from the $(12.3) million net loss in 2001. The improved performance is due to increased revenues from customers and lower interest costs, partially offset by increased cost of sales and higher depreciation costs.

     The Company expects a continuation of better financial performance in 2003. The net loss for 2003 currently is anticipated to be approximately one-half of 2002 and profitability is expected in 2004.

     The following table provides certain communications operating statistics:

          --------------------------------------------------------------------------------------------------------
                                   December 31,    September 30,    June 30,        March 31,     December 31,
                                        2002            2002          2002            2002            2001
                                   --------------  -------------- --------------  --------------  ----------------
          Residential customers        21,700          20,760         19,450           17,550          15,660
          Business customers            3,061           2,960          2,970            2,600           2,250
          Business access lines         9,094           8,772          8,380            7,667           6,836

          --------------------------------------------------------------------------------------------------------

EARNINGS CONFERENCE CALL

     The Company will conduct a conference call on Friday, February 7, 2003 beginning at 11:00 a.m. Eastern Time to discuss financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (800) 450-0819. When prompted, indicate that you wish to participate in the "Black Hills Quarterly Earnings Conference Call." A replay of the conference call is available through Friday, February 14, 2003 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 674105.

ABOUT BLACK HILLS CORPORATION

     Black Hills Corporation (www.blackhillscorp.com) is a diverse energy and communications company with three business groups: Black Hills Energy, the integrated energy unit which generates electricity, produces natural gas, oil and coal and markets energy; Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Black Hills FiberCom, a broadband communications company offering bundled telephone, high speed Internet and cable entertainment services.


                                 - Page 5 of 6 -

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this release include "forward-looking statements" as defined by the Securities and Exchange Commission, or SEC. Black Hills Corporation makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Black Hills expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions, which Black Hills believes are reasonable based on current expectations and projections about future events and industry conditions and trends affecting Black Hills' business. However, whether actual results and developments will conform to Black Hills' expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including, among other things: (1) unanticipated developments in the western power markets, including unanticipated governmental intervention, deterioration in the financial condition of counterparties, default on amounts due from counterparties, adverse changes in current or future litigation, adverse changes in the tariffs of the California Independent System Operator, market disruption and adverse changes in energy and commodity supply, volume and pricing and interest rates; (2) prevailing governmental policies and regulatory actions with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and other capital investments, and present or prospective wholesale and retail competition; (3) the State of California's efforts to reform its long-term power purchase contracts; (4) impact of environmental and safety laws; (5) weather conditions; (6) competition; (7) pricing and transportation of commodities; (8) market demand, including structural market changes; (9) unanticipated changes in operating expenses or capital expenditures; (10) capital market conditions; (11) legal and administrative proceedings that influence Black Hills' business and profitability; (12) the effects on Black Hills' business of terrorist actions or responses to such actions; (13) the effects on Black Hills' business resulting from the financial difficulties of Enron and other energy companies, including their effects on liquidity in the trading and power industry, and Black Hills' ability to access the capital markets on the same favorable terms as in the past; (14) the effects on Black Hills' business in connection with a lowering of Black Hills' credit rating (or actions Black Hills may take in response to changing credit ratings criteria), including, increased collateral requirements to execute Black Hills' business plan, demands for increased collateral by Black Hills' current counter-parties, refusal by Black Hills' current or potential counterparties or customers to enter into transactions with Black Hills and Black Hills' inability to obtain credit or capital in amounts or on terms favorable to Black Hills; and (15) other factors discussed from time to time in Black Hills' filings with the SEC.


                                      # # #

                                 - Page 6 of 6 -